FLEXSTEEL INDUSTRIES, INC.

INCENTIVE COMPENSATION CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of Flexsteel Industries, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which allows for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Employees

This Policy applies to the Company’s current and former executive officers, as determined by the Board, in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed (“Covered Executives”) and such other employees subject to the Policy pursuant to the terms of an incentive compensation award agreement (“Other Employees”). Covered Executives and Other Employees are collectively referred to as “Covered Employees”.

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive and, in the Board’s sole discretion, by any Other Employee during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The Board may seek the reimbursement or forfeiture of excess Incentive Compensation received by a Covered Employee during any prior period if the Board determines, in its sole discretion, that the material noncompliance resulting in the restatement was due to the fraud or intentional misconduct of such Covered Employee.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

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Annual bonuses and other short- and long-term cash incentives.
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Stock options.
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Stock appreciation rights.
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Restricted stock.
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Restricted stock units.

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Performance shares.
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Performance units.

Financial reporting measures include:

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Company stock price.
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Total shareholder return.
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Revenues.
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Net income.
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Earnings before interest, taxes, depreciation, and amortization (EBITDA).
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Funds from operations.
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Liquidity measures such as working capital or operating cash flow.
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Return measures such as return on invested capital or return on assets.
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Earnings measures such as earnings per share.
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Any other derivative or similar financial performance measurement as is listed above, whether for the Company as a whole and/or for a business segment.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Employee based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Employee had it been based on the restated results, as determined by the Board.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Employee directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the timing of any repayment and method for recouping Incentive Compensation hereunder which may include, without limitation:

·
requiring reimbursement of cash Incentive Compensation previously paid;
·
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
·
offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Employee;
·
cancelling outstanding vested or unvested equity awards; and/or
·
taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Employees against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Employees on or after that date and any Incentive Compensation previously granted pursuant to incentive plans providing for the applicability of any clawback policy adopted by the Company.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy, unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the rules of the Nasdaq Stock Market.

Successors

This Policy shall be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators, or other legal representatives.

Adopted: October 6, 2023

ATTESTATION AND ACKNOWLEDGEMENT OF INCENTIVE COMPENSATION CLAWBACK POLICY

By my signature below, I acknowledge and agree that:

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I have received and read the attached Incentive Compensation Clawback Policy (this “Policy”).
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I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any erroneously awarded incentive compensation to the Company as determined in accordance with this Policy.

Signature:

Printed Name:

Date:

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